EXHIBIT 99

FOR IMMEDIATE RELEASE	CONTACTS

	Ray Keller	Hugh Ryan
May 7, 2003	Lynch Corporation	Ryan Wellnitz & Associates
	401.453.2007	401.246.2300
	ray.keller@lynch-mail.com	hryan@ryanwellnitz.com

Lynch Corporation Announces Loss for First Quarter of 2003

Operating Units Register Multi-Million Contracts, Other Advances in Quarter

     PROVIDENCE, R.I., May 7 — Lynch Corporation (ASE:LGL) today announced a net loss of $738,000, or 49¢ per share, for the first quarter of 2003, ended March 31, 2003, on sales of $4,744,000. The figures compare with a net loss of $292,000, or 19¢ per share, on sales of $7,003,000 for the corresponding period of 2002. Average shares outstanding were 1,497,900 for both quarters.

     “We continue to invest in our businesses, even as we continue to struggle with a sluggish economy, and we have achievements to report for the quarter,” said Ralph R. Papitto, chairman of the board and chief executive officer. “For example, in the first three months of 2003, Lynch Systems received contracts from two customers totaling $5 million.”

     One contract is from a South Korean manufacturer of computer monitors and televisions for an HDTV (high definition television) press to produce front panels, said Arnold Bowling, president, Lynch Systems, Bainbridge, Ga. The other sale is to a global manufacturer of electrical and electronic products. This contract is to upgrade and modernize presses that will be used to make glass lighting components.

     Lynch Systems designs and makes a broad range of capital equipment for the electronic display and consumer glass industries. The company serves two markets: manufacturers of cathode ray tubes (CRTs) for computer monitors, televisions, and other electronic displays, and consumer glass products, such as tableware and ovenware.

Lynch Corporation Announces First Quarter 2003 Results, Page 2

     At M-tron Industries, Inc., the Lynch Corporation operating unit in Yankton, S.D., shipments increased 21 percent in the first quarter of 2003 over the first quarter of 2002, said Robert Zylstra, M-tron president. He also said the company has been named a preferred supplier by Arrow Electronic, Inc., Melville, N.Y. Arrow describes itself as one of the world’s largest distributors of electronic components and computer products and a leading provider of services to the electronics industry.

     “We also completed scale-up of the manufacturing lines for the products we acquired from Champion Technologies, Inc., in October 2002,” Zylstra said. “The addition of the Champion line and growing business with new, high-frequency M-tron products account for rising orders.”

     M-tron designs and manufactures customized electronic components used primarily to control the frequency or timing of electronic signals in communications systems and equipment. These devices are commonly called frequency control devices, crystals, or oscillators.

     Lynch Corporation is listed on the American Stock Exchange under the symbol LGL. For more information on the company, contact Raymond H. Keller, Vice President and Chief Financial Officer, Lynch Corporation, 50 Kennedy Plaza, Suite 1250, Providence, RI 02903-2360, (401) 453-2007, ray.keller@lynch-mail.com, or visit the company’s Web site: www.lynchcorp.com.

Caution Concerning Forward Looking Statements
     This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in Lynch Corporation’s filings with the Securities and Exchange Commission.

Lynch Corporation Announces First Quarter 2003 Results	Page 3

PRESS RELEASE

LYNCH CORPORATION
STATEMENTS OF OPERATIONS
(Dollars In Thousands, Except Per Share Data)

	Three Months
	Ended March 31,

	2003	2002

SALES
M-tron	$3,261	$2,688
Lynch Systems	1,483	4,315

Consolidated Total	4,744	7,003

EARNINGS (LOSS) BEFORE INTEREST,TAXES, DEPRECIATION & AMORTIZATION (EBITDA)
M-tron	30	(635)
Lynch Systems	(427)	821

EBITDA from Operations	(397)	186
Corporate expenses – net	(347)	(277)

Consolidated Total	(744)	(91)

OPERATING PROFIT (LOSS)
M-tron	(223)	(799)
Lynch Systems	(483)	726

Operating Profit (Loss)	(706)	(73)
Corporate expenses – unallocated	(334)	(327)

Consolidated Total	(1,040)	(400)

OTHER INCOME(EXPENSE)
Investment income	22	39
Interest expense	(69)	(40)

LOSS BEFORE INCOME TAXES	(1,087)	(401)
BENEFIT FROM INCOME TAXES	349	109

NET LOSS	$(738)	$(292)

WEIGHTED AVERAGE SHARES OUTSTANDING	1,497,900	1,497,900

BASIC & DILUTED LOSS PER SHARE:	($0.49)	($0.19)

RECONCILIATION OF EBITDA
Net loss	$(738)	$(292)
Benefit from income taxes	(349)	(109)
Interest expense	69	40
Investment income	(22)	(39)

Operating loss/EBIT	(1,040)	(400)
Depreciation and amortization	296	309

EBITDA	$(744)	$(91)

EBITDA is presented because it is a widely accepted financial indicator of value and ability to incur and service debt.
EBITDA is not a substitute for operating income or cash flow from operating activities.

Lynch Corporation Announces First Quarter 2003 Results	Page 4

PRESS RELEASE

LYNCH CORPORATION
SELECTED BALANCE SHEET DATA
(Dollars in Thousands, Except Per Share Data)

		March 31,	December 31,	March 31,
	SELECTED BALANCE SHEET DATA	2003	2002	2002

	CASH, AND SHORT TERM INVESTMENTS	$6,720	$5,986	$2,312

	RESTRICTED CASH	1,125	1,125	4,943

	WORKING CAPITAL	7,628	8,029	9,361

	PROPERTY PLANT AND EQUIPMENT – COST	16,363	16,330	16,434

	TOTAL ASSETS	23,868	23,430	30,104

	TOTAL DEBT	4,517	4,149	3,285

	DEFERRED GAIN ON DECONSOLIDATION	—	—	19,420

	SHAREHOLDERS’ EQUITY (DEFICIT)	10,171	10,934	(7,711)

BACKLOG —	M-TRON	2,600	2,300	1,800

	LYNCH SYSTEMS	8,700	3,900	9,200

	SHARES OUTSTANDING AT DATE	1,497,883	1,497,883	1,497,883